INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-58048, 33-89778, and 333-
69949 of Global Industries, Ltd. on Form S-8 and in
Registration No. 333-86325 of Global Industries, Ltd. on
Form S-3 of our report dated February 12, 2003, which expresses as unqualified opinion and contains explanatory paragraphs regarding the Company's change in 2002 in the method of accounting for goodwill and intangible assets, the change in 2001 in the method of accounting for derivative instruments, and the Company's change in 2000 in its method of computing depreciation on its construction barges as discussed in Note 1, appearing in this Annual
Report on form 10-K of Global Industries, Ltd. for the year ended December 31, 2002.

DELOITTE & TOUCHE  LLP



New Orleans, Louisiana
March 27, 2003